Exhibit 10.4

AMENDMENT

This AMENDMENT (this “Amendment”) is entered into by and between MICRO COMPONENT TECHNOLOGY, INC., a Minnesota corporation (the “Parent”), and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”) as of March 29, 2007, for the purpose of amending the terms of (i) that certain Security and Purchase Agreement, dated as of February 17, 2006, by and among the Parent, such other subsidiaries of MCTI which hereafter become a party to such Security and Purchase Agreement (together with the Parent, collectively, each a “Company” and collectively, the “Companies”) and Laurus (as amended, restated, modified and/or supplemented from time to time, the ”Security and Purchase Agreement”), (ii) that certain Secured Non-Convertible Term Note, dated February 17, 2006 issued by the Parent to Laurus in the original principal amount of $5,250,000 (as amended, restated, modified and/or supplemented from time to time, the ”Term Note”), (iii) that certain 10% Senior Subordinated Convertible Note, dated February 17, 2004 issued by the Parent to Amaranth Trading, L.L.C. in the original principal amount of $1,229,919 and assigned to Laurus pursuant to that certain Note Sale Agreement dated as of December 20, 2006 by and between Amaranth Trading L.L.C. and Laurus (as amended, restated, modified and/or supplemented from time to time, the ”10% Note”), (iv) that certain Common Stock Purchase Warrant, dated March 9, 2004, issued by the Parent to Laurus and exercisable into 400,000 shares of the Parent’s common stock (as amended, restated, modified and/or supplemented from time to time, the “March 2004 Warrant”), (v) that certain Option, dated April 29, 2005, issued by the Parent to Laurus and exercisable into 2,556,651 shares of the Parent’s common stock (as amended, restated, modified and/or supplemented from time to time, the “April 2005 Option”), (vi) that certain Common Stock Purchase Warrant, dated January 28, 2005, issued by the Parent to Laurus and exercisable into 150,000 shares of the Parent’s common stock (as amended, restated, modified and/or supplemented from time to time, the “January 2005 Warrant”) and (vii) that certain Warrant, dated February 17, 2006, issued by the Parent to Laurus and exercisable into 2,500,000 shares of the Parent’s common stock (as amended, restated, modified and/or supplemented from time to time, the “February 2006 Warrant”and, together with the Security and Purchase Agreement, the Term Note, the 10% Note, the March 2004 Warrant, the April 2005 Option and the January 2005 Warrant , the “Documents” and each, a “Document”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security and Purchase Agreement, the Term Note, the 10% Note, the March 2004 Warrant, the April 2005 Option, the January 2005 Warrant and the February 2006 Warrant, as applicable.

WHEREAS, the Parent and Laurus have agreed to make certain changes to the Documents as set forth herein;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         The definition of “Accounts Availability” set forth in the Security and Purchase Agreement is hereby deleted in its entirety and the following new definition of “Accounts Availability” is hereby inserted in lieu thereof:

““Accounts Availability” means the sum of (i) ninety percent (90%) of the net face amount of each Company’s Eligible Accounts plus (ii) the lesser of (x) fifty percent (50%) of the value of each Company’s Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in, first out basis) and (y) One Million Five Hundred Thousand Dollars ($1,500,000) plus (iii) thirty percent (30%) of the Eligible Purchase Orders not to exceed the lesser of (A) fifty percent (50%) of the value of each Company’s Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in, first out basis) and (B) One Million Five Hundred Thousand Dollars ($1,500,000), minus amounts currently borrowed under subsection (ii) of this definition above.”

2.         Section 19(n) of the Security and Purchase Agreement is hereby deleted in its entirety and the following new Section 19(n) is hereby inserted in lieu thereof:

“(n) an Event of Default or similar term shall occur under, and as defined in, (i) any Note or any other Ancillary Agreement, (ii) that certain Securities Purchase Agreement, dated as of March 29, 2007, by and between the Parent and Laurus (as amended, restated, modified and/or supplemented from time to time, the “March 2007 Purchase Agreement”), (iii) any Related Agreement (as defined in the March 2007 Purchase Agreement), (iv) that certain 10% Senior Subordinated Convertible Note, dated February 17, 2004 issued by the Parent to Amaranth Trading, L.L.C. in the original principal amount of $1,229,919 and assigned to Laurus pursuant to that certain Note Sale Agreement dated as of December 20, 2006 by and between Amaranth Trading L.L.C. and Laurus (as amended, restated, modified and/or supplemented from time to time, the ”10% Note”) and/or (vi) all documents, instruments and agreements related to the documents, instruments and agreements referred to in the immediately preceding clauses (i) through (v), inclusive.”

3.         Section 1.3 of the Term Note is hereby amended by deleting the date “March 1, 2007” set forth therein and inserting the date “March 3, 2008” in lieu thereof.

4.         Section 2(a) of the 10% Note is hereby amended by deleting the date “December 24, 2006” set forth therein and inserting the date “March 31, 2008” in lieu thereof.

5.         Section 9 of the 10% Note is hereby amended by adding a new clause (l) at the end thereof:

“(l) an Event of Default or similar term shall occur under, and as defined in, (i) that certain Securities Purchase Agreement, dated as of March 29, 2007, by and between the Company and Laurus (as amended, restated, modified and/or supplemented from time to time, the “March 2007 Purchase Agreement”), (ii) any Related Agreement (as defined in the March 2007 Purchase Agreement), (iii) that certain Security and Purchase

Agreement, dated as of February 17, 2006, by and among the Company, such other subsidiaries of Company which become a party to such Security and Purchase Agreement and Laurus (as amended, restated, modified and/or supplemented from time to time, the “Security and Purchase Agreement”), (iv) the Ancillary Agreements referred to in, and defined in, the Security and Purchase Agreement, and/or (v) all documents, instruments and agreements related to the documents, instruments and agreements referred to in the immediately preceding clauses (i) through (iv), inclusive.”

6.             Effective upon the Waiver Effective Date (as defined below), each of Section 10 of the March 2004 Warrant, Section 10 of the January 2005 Warrant, Section 1.1 of the April 2005 Option and Section 1.1(a) of the February 2006 Warrant is hereby deleted in its entirety and the following new Sections 10, 1.1 and 1.1(a), as the case may be, is inserted in lieu thereof:

“Maximum Exercise.  Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 9.99% of the then outstanding shares of Common Stock (whether or not, at the time of such exercise, the Holder and its Affiliates beneficially own more than 9.99% of the then outstanding shares of Common Stock). As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.   For purposes of the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such sentence.  For any reason at any time, upon written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock outstanding as of any given date.  The limitations set forth herein (x) may be waived by the Holder upon provision of no less than sixty-one (61) days prior written notice to the Company and (y) shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in any of (x) that certain Security and Purchase Agreement dated as of February 17, 2006 among the Holder, the Company and various subsidiaries of the Company, as amended, restated, modified and/or supplemented from time to time, (y) that certain 10% Senior Subordinated Convertible Note, dated February 17, 2004 issued by the Company to Amaranth Trading, L.L.C. in the original principal amount of $1,229,919 and assigned to the Holder pursuant to that certain Note Sale Agreement dated as of December 20, 2006 by and between Amaranth Trading L.L.C. and the Holder, as amended, restated, modified and/or supplemented from time to time and/or (z) that certain Secured Term Note, dated March 29, 2007, issued by the Company to the Holder, as amended, restated, modified and/or supplemented from time to time).”

7.             The Parent and Laurus agree that, upon execution of this Amendment by the Parent and Laurus, the Parent will be deemed to have received notice from Laurus of Laurus’ waiver of the 4.99% conversion limitation set forth in Section 10 of the Warrant, which waiver shall become effective on the 76th day following the date hereof (the “Waiver Effective Date”).

8.             Section 1.1(b) of the February 2006 Warrant is hereby amended by deleting said Section in its entirety and inserting the following new Section 1.1(b) in lieu thereof:

“Restrictions.  Notwithstanding anything to the contrary contained herein, the Holder hereby agrees that, so long as no Event of Default (as defined in any of (x) that certain Security and Purchase Agreement dated as of February 17, 2006 among the Holder, the Company and various subsidiaries of the Company, as amended, restated, modified and/or supplemented from time to time, (y) that certain 10% Senior Subordinated Convertible Note, dated February 17, 2004 issued by the Company to Amaranth Trading, L.L.C. in the original principal amount of $1,229,919 and assigned to the Holder pursuant to that certain Note Sale Agreement dated as of December 20, 2006 by and between Amaranth Trading L.L.C. and the Holder, as amended, restated, modified and/or supplemented from time to time and/or (z) that certain Secured Term Note, dated March 29, 2007, issued by the Company to the Holder, as amended, restated, modified and/or supplemented from time to time) has occurred and is continuing, (i) during the period on or after the Issue Date and prior to the date that is the one year anniversary of the Issue Date, it shall not sell any Common Stock acquired upon exercise of this Warrant (such Common Stock, “Exercised Common Stock”) and (ii) at any time on or after the one year anniversary of the Issue Date, the Holder shall not, on any trading day, be permitted to sell Exercised Common Stock in excess of twenty percent (20%) of the aggregate number of shares of the Common Stock traded on such trading day.”

9.             The Parent and Laurus hereby agree that the Demo Equipment (as defined in that certain Securities Purchase Agreement, dated as of March 29, 2007, by and between the Parent and Laurus, as amended, restated, modified and/or supplemented from time to time) shall not be included within the definition of “Eligible Inventory” (as defined in the Security and Purchase Agreement).

10.           This Amendment shall be effective as of the date hereof following the execution of same by each of the Parent and Laurus.

11.           Except as specifically set forth in this Amendment, there are no other amendments to any of the Documents, and all of the other forms, terms and provisions of each of the Documents shall remain in full force and effect.

12.       The Parent hereby represents and warrants to Laurus that as of the date hereof all representations, warranties and covenants made by the Parent in connection with the Documents and the agreement related thereto are true, correct and complete and all of Parent’s covenant requirements set forth in such Documents and the agreements related thereto have been met.  The Parent understands that the Parent has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to such agreements. It is the Parent’s determination that this Amendment is material.  The Parent agrees to file an 8-K within the period prescribed by the Securities and Exchange Commission.

13.       This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

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IN WITNESS WHEREOF, each of the Parent and Laurus has caused this Amendment to be signed in its name effective as of this 29th day of March 2007.

MICRO COMPONENT TECHNOLOGY, INC.

By:	/s/ Roger Gower
	Name:	Roger Gower
	Title:	Chief Executive Officer

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name:		David Grin
Title:		Director